SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – May 4, 2009

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-8269 (Commission File Number)	31-1001351 (IRS Employer Identification No.)

100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky	41011
(Address of Principal Executive Offices)	(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 4, 2009, Joel F. Gemunder, the President and Chief Executive Officer of Omnicare, Inc. (the “Company” or “Omnicare”), amended the previously disclosed written stock sales plan that was initially established on May 30, 2008 (as amended, the “Amended Plan”) in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s policies regarding securities transactions.

Mr. Gemunder amended the existing stock sales plan in order to provide for the orderly sale of shares of Omnicare common stock underlying certain of his Omnicare stock options that will reach their 10-year expiration date on July 1, 2009. Under the Amended Plan, a broker not affiliated with the Company will sell shares of Omnicare common stock either owned by Mr. Gemunder or issued upon the exercise of certain of his Omnicare stock options. Any sales are subject to share amounts, minimum prices and other conditions set forth in the Amended Plan and will be made during the period from June 3, 2009 to March 1, 2010, the expiration date of the Amended Plan.

Rule 10b5-1 allows corporate insiders who are not in possession of material non-public information to establish pre-arranged plans to buy or sell stock. These plans are generally designed to minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period. Additionally, through the use of these plans, insiders can gradually diversify their investment portfolios and can avoid real or perceived conflicts of interest in connection with the trading of securities.

Any sales made under the Amended Plan will be publicly disclosed as required by applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ Mark G. Kobasuk
Name:	Mark G. Kobasuk
Title:	Vice President - General Counsel

Dated: May 8, 2009